Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTERNATIONAL BUSINESS MACHINES

CORPORATION

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-0871985 (I.R.S. Employer Identification No.)

New Orchard Road

Armonk, New York 10504

(Address of Principal Executive Offices)

IBM Excess 401(k) Plus Plan

(Full Title of the Plan)

Andrew Bonzani, Esq.

Vice President, Assistant General Counsel and

Secretary

International Business Machines Corporation

Armonk, New York 10504

(914) 499-1900

(Name, address and telephone number, including area code,

of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered [1]	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price [2]	Amount of registration fee
IBM Excess 401(k) Plus Plan Obligations	$800,000,000	100%	$800,000,000	$92,880

[1]  The Obligations under the IBM Excess 401(k) Plus Plan (the “Excess 401(k)”) are unsecured debt obligations of International Business Machines Corporation to pay deferred compensation in the future in accordance with the terms of the Excess 401(k).

[2]  Estimated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.               Plan Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.  The information specified in Item 1 of Form S-8 will be delivered to Plan participants, as required. These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Excess 401(k).

Item 2.               Registrant Information and Employee Plan Annual Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The information specified in Item 2 of Form S-8 will be delivered to Plan participants, as required.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.               Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed a part hereof:

(a) The Annual Report of IBM on Form 10-K for the fiscal year ended December 31, 2009, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b) All other reports filed by IBM pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009.

All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.               Description of Securities.

The IBM Excess 401(k) Plus Plan (the “Excess 401(k)”), formerly known as the IBM Executive Deferred Compensation Plan, and before that, the IBM Extended Tax Deferred Savings Plan, was originally approved by the IBM Board of Directors to be effective on and after January 1, 1995. $100,000,000 of debt Obligations (sometimes referred to in this registration statement for convenience as the “Obligations”) were initially registered by IBM under Registration Statement No. 33-60237.  That Registration Statement was filed with the Commission on June 15, 1995. $300,000,000 of additional debt Obligations were subsequently registered by IBM under Registration Statement 333-23315, which Registration Statement was filed with the Commission on March 14, 1997.  $600,000,000 of additional debt Obligations were subsequently registered by IBM under Registration Statement 333-33692, which Registration Statement was filed with the Commission on March 31, 2000.  $600,000,000 of additional debt Obligations were registered by IBM under Registration Statement 333-138326, which Registration Statement was filed with the Commission on October 31, 2006.  The instant $800,000,000 of additional debt Obligations now being registered pursuant to the instant Registration Statement are, like each of the debt Obligations previously registered by IBM, to be offered to certain eligible employees of IBM pursuant to the terms of the Excess 401(k).

The Excess 401(k) Obligations are general unsecured obligations of IBM to pay deferred compensation in the future in accordance with the terms of the Excess 401(k) from the general assets of IBM. The Excess 401(k) Obligations rank “pari passu” with other unsecured and unsubordinated indebtedness of IBM from time to time outstanding.  “Pari passu” is a Latin term commonly used by certain lawyers, accountants and other cognizant finance and business professionals, which term, in plain English, means ratably or without preference.

The amount of compensation deferred by each Participant under the Excess 401(k) is determined in accordance with each Participant’s deferral election under the Excess 401(k). Obligations in an amount equal to each Participant’s Account (consisting of deferred amounts, including, if applicable, amounts attributable to deferred units of stock, IBM Matching Contributions, IBM Automatic Contributions, and IBM Transition Credits, if applicable, and any appreciation or depreciation in value thereon) will be payable upon the Participant’s separation from employment in accordance with the terms of the Excess 401(k) plan document. In general, the terms of the Excess 401(k) provide as follows: at separation, the balance in a Participant’s Account that was deferred prior to January 1, 2005 is paid in a lump sum unless the balance exceeds $25,000 and the Participant meets certain age and service criteria.  If the Participant has satisfied the age, service and account balance criteria at separation, the portion of the Participant’s Account that was deferred prior to January 1, 2005 will be paid in a lump in February of the year following separation, or the Participant can elect an immediate lump sum or annual installments for a number of years (between two and ten).  For the balance in a Participant’s Account deferred on or after January 1, 2005, the Participant can elect to receive the balance in an immediate lump sum, a lump sum paid in February of the year following separation, or annual installments for a number of years (between two and ten).  However, if the Participant has elected annual installments and the total balance of a Participant’s Account at separation is less than 50% of the applicable Internal Revenue Service pay limit (in 2011, 50% of this limit is $122,500), the amounts deferred on or after January 1, 2005 are distributed in a lump sum on the date installments would have begun.

Under the terms of the Excess 401(k), Obligations may be linked to the investment performance of one or more of the various investment funds offered to participants in the IBM 401(k) Plus Plan at the election of the Participant (other than those funds available through the IBM 401(k) Plus Plan Mutual Fund Window).  The IBM 401(k) Plus Plan was formerly known as the IBM Savings Plan, and before that, the IBM TDSP

401(k), and before that, the IBM Tax Deferred Savings Plan. Each of IBM’s Obligations to a Participant under the Excess 401(k) (as measured in such Participant’s Account) will be adjusted to reflect the investment experience of the underlying IBM 401(k) Plus Plan investment fund(s), including any appreciation or depreciation thereunder.

The Excess 401(k) Obligations cannot be alienated, sold, transferred, assigned, pledged, attached, garnished, impignorated, or otherwise encumbered, and pass only to a survivor beneficiary, as determined under the Excess 401(k) and, if applicable, the IBM 401 (k) Plus Plan.  The Obligations are subject to the clawback provision described in Article VII of the Excess 401(k) plan document.

The Obligations are not subject to redemption, in whole or in part, prior to separation from employment or death of the Participant, as described in the Excess 401(k) plan document. However, IBM reserves the right to amend or terminate the Excess 401(k) at any time, except that no such amendment or termination can adversely affect a Participant’s right to Obligations in the amount of the Participant’s Accounts as of the date of such amendment or termination.

The Obligations are not convertible into another security of IBM. The Obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of IBM.  Neither will the Obligations have the benefit of any lien or impignoration on any specific property of IBM.   No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5.               Interests of Named Experts and Counsel.

The validity of the IBM Excess 401(k) Obligations offered hereby has been passed upon by Andrew Bonzani, Vice President, Assistant General Counsel and Secretary of IBM. Mr. Bonzani is eligible for participation in the Excess 401(k).  Mr. Bonzani has purchased Excess 401(k) Obligations from IBM in the past and may continue to do so in the future.

Item 6.               Indemnification of Directors and Officers.

The By-Laws of IBM (Article VI, Section 6) provide the following:

The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation) by reason of the fact that such person is (i) an officer or director of the Corporation or (ii) an officer or director of the Corporation who is asked to serve in any capacity at the request of the Corporation in any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against, in each case, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right that vests upon the occurrence or alleged occurrence of any act or omission to act that forms the basis for or is related to the claim for which indemnification is sought and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, and the right to be indemnified for expenses incurred by such person in connection with successfully establishing a right to indemnification, in each case consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be ‘permitted’ within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time.  The indemnification rights hereunder shall continue as to any such person who has ceased to be an officer or director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of any such person.  If the right of indemnification provided for in this Section 6 is amended or repealed, such amendment or repeal will not limit the indemnification provided for herein with respect to any acts or omissions to act occurring prior to any such amendment or repeal.

The Certificate of Incorporation of IBM (Article Eleven) provides the following:

“Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation’s directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to, such corporation’s interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

In addition, IBM maintains directors’ and officers’ liability insurance policies.

Item 7.               Exemption from Registration Claimed.

Not applicable.

Item 8.               Exhibits.

Exhibit Number	Description

4.1	Text of the IBM Excess 401(k) Plus Plan, including Appendix A thereto (IBM Executive Deferred Compensation Plan).

5.1	Opinion of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Secretary, regarding the legality of the Excess 401(k) Obligations being registered.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Secretary (included in Exhibit 5.1)

24.1	Powers of Attorney

24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney.

Item 9.               Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on the 31st day of January, 2011.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Andrew Bonzani
Name: Andrew Bonzani, Esq.
Title: Vice President, Assistant General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 31st day of January, 2011.

Signature	Title

*	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Samuel J. Palmisano

*	Senior Vice President and Chief Financial Officer, Finance and Enterprise Transformation (Principal Financial Officer)
Mark Loughridge

*	Vice President and Controller (Controller)
James J. Kavanaugh

*
Alain J. P. Belda	Director

*
William R. Brody	Director

*
Kenneth I. Chenault	Director

*
Michael L. Eskew	Director

*
Shirley Ann Jackson	Director

*
Andrew N. Liveris	Director

*
W. James McNerney, Jr.	Director

*
James W. Owens	Director

*
Joan E. Spero	Director

*
Sidney Taurel	Director

*
Lorenzo H. Zambrano	Director

* The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Andrew Bonzani
Andrew Bonzani, Esq.
Attorney-in-Fact

 The Plan.  Pursuant the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on January 31, 2011.

IBM Excess 401(k) Plus Plan
(Plan)

/s/	Federico Castellanos Pinedo
Federico Castellanos Pinedo
Vice President, Human Resources
Integration
(Plan Administrator)

EXHIBIT INDEX

EXHIBIT NO.	Description

4.1	Text of the IBM Excess 401(k) Plus Plan, including Appendix A thereto (IBM Executive Deferred Compensation Plan).

5.1	Opinion of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Secretary, regarding the legality of the Excess 401(k) Obligations being registered.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Andrew Bonzani, Esq., Vice President, Assistant General Counsel and Secretary (included in Exhibit 5.1)

24.1	Powers of Attorney

24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney.